Exhibit 10.9

MEAD JOHNSON NUTRITION COMPANY
2009 SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN
(As Amended and Restated Effective as of January 1, 2011)

1.Purpose. The purpose of this 2009 Senior Executive Performance Incentive Plan, as amended and restated effective as of January 1, 2011 (the “Plan”), is to continue to aid Mead Johnson Nutrition Company, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding executive employees of the Company or its Subsidiaries or Affiliates by providing for Awards that will serve as an incentive to annual performance by executive employees who contribute materially to the success of the Company and its Subsidiaries and Affiliates. The Plan authorizes annual incentive awards that are intended to qualify as “performance-based compensation” that is tax deductible without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that awards that are not intended to qualify as performance-based compensation may be awarded hereunder.
2.Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)“Affiliate” means a corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the Plan, an ownership interest of more than fifty percent (50%) shall be deemed to be a controlling interest.
(b)“Award” means the amount of a Participant’s Award Opportunity in respect of a given Performance Year determined by the Committee to have been earned and to be payable or potentially payable to the Participant, subject to any conditions as may be imposed by the Committee.
(c)“Award Opportunity” means a specified percentage of the Award Pool that a Participant potentially may earn in respect of a specified Performance Year, subject to such additional requirements as the Committee may impose. An Award Opportunity constitutes a conditional right to receive an Award.
(d)“Award Pool” means a hypothetical cash amount equal to two percent (2%) of the Pretax Earnings for a specified Performance Year. Pretax Earnings for this purpose may not include Pretax Earnings from any period not included in the designated Performance Year and, if Performance Years overlap, the Committee must specify counting rules so that the aggregate of Award Pools for such Performance Years does not exceed the limit of two percent (2%) of the Pretax Earnings during the relevant periods.
(e)“Beneficiary” means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant’s Award Opportunity or Award upon and following such Participant’s death. Unless otherwise determined by the Committee, a Participant may designate one or more individuals and/or one or more trusts as his or her Beneficiary, and in the absence of a designated Beneficiary the Participant’s Beneficiary shall be as specified in Section 8(a). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse, or a trust in which the Participant’s spouse is the sole beneficiary, shall be subject to the written consent of such spouse.
(f)“Board” means the Company’s Board of Directors.
(g)For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon the first to occur of any of the following:
(i)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of (A) the then outstanding shares of common stock of the Company (the “Outstanding the Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding the Company Voting Securities”)(other than, in each case, in connection with a merger or consolidation as a result of which (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company, (2) the direct or indirect holders of the common stock and the voting securities of such holding company immediately following the transaction are substantially the same as the holders of the Outstanding the Company Common Shares and the Outstanding the Company Voting Securities, as the case may be, immediately prior to the transaction, and (3) immediately following the transaction no Person is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the common stock or the voting securities of such holding company);
(ii)The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar transaction involving the Company or any of its Subsidiaries or Affiliates, the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding the Company Common Shares and the Outstanding the Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity surviving or resulting from such Business Combination (including an entity that, as a result of such transaction, owns all or substantially all of the common stock or the voting securities of the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding the Company Common Shares and the Outstanding the Company Voting Securities, as the case may be, (B) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such entity surviving or resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity surviving or resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such entity (or any parent thereof) entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body), and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity surviving or resulting from such Business Combination (or any parent thereof) were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination;
(iii)The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(iv)There shall have been a change in the composition of the Board within a two (2) year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the Company’s stockholders or, if earlier, initial appointment to the Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period together with the directors who were previously so approved (either by a specific vote of approval or by approval of the Company’s proxy statement in which such person was named as a nominee for election as a director).
Notwithstanding the foregoing, for purposes of Section 7(f), a Change in Control means a change in control event within the meaning of Code Section 409A.
(h)“Code” has the meaning specified in Section 1. References to any provision of the Code or regulation thereunder include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.
(i)“Committee” means the Compensation and Management Development Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The Committee may specify that any of its actions shall be subject to the approval of the Board.
(j)“Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be a “covered employee,” within the meaning of Code Section 162(m)(3). This designation generally is required at the time an Award Opportunity is granted.
(k)“Current Portion” has the meaning specified in Section 6(a).

(l)“Deferral Account” means a hypothetical bookkeeping account established and maintained by the Company on behalf of a Participant pursuant to Section 7(a) to track the Deferred Portions of the Participant’s Awards.
(m)“Deferred Portion” has the meaning specified in Section 6(a).
(n)“Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.
(o)“Pretax Earnings” means the Company’s earnings from continuing operations on a consolidated basis before deduction of income taxes as reported (or to be reported) in the Company’s financial statements, less pretax minority interest expenses, and excluding discontinued operations, extraordinary items and other non-recurring items, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the U.S. Securities and Exchange Commission.
(p)“Participant” means a person who has been granted an Award Opportunity or Award under the Plan which remains outstanding.
(q)“Performance Year” means the fiscal year or portion thereof specified by the Committee as the period over which Pretax Earnings are to be measured as a basis for determining the level of funding of the Award Pool.
(r)“Plan Regulations” has the meaning specified in Section 3(a)(iii).
(s)“Section 409A Specified Employee” means a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i), as determined by the Committee or its designee. For purposes of a distribution to which the requirements of Section 7(f)(iii)(B) apply, the status of a Participant as a Section 409A Specified Employee will be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.
(t)“Separation from Service” means the date of cessation of a Participant’s employment relationship with the Company and any Affiliate and Subsidiary for any reason, with or without cause, as determined by the Company. A transfer of a Participant between and among the Company or a Subsidiary or Affiliate shall not be deemed a Separation from Service for purposes of the Plan. Notwithstanding the forgoing, with respect to any distribution of a Deferred Portion, the date on which a participant incurs a Separation from Service shall be determined in accordance with Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h).
(u)“Subsidiary” means any corporation which at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” in Code Section 424(f).
(v)“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation Section1.409A-3(i)(3).
3.Administration.
(a)Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the Plan and any applicable laws or regulations, to:
(i)select eligible employees of the Company and any Subsidiary to become Participants;
(ii)grant Award Opportunities and Awards under the Plan;

(iii)prescribe documents setting the terms of Award Opportunities and Awards (such Award documents need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto (“Plan Regulations”);
(iv)conclusively construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and
(v)to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.
(b)Committee Determinations. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, and other persons claiming rights from or through a Participant, and stockholders (except as may be otherwise determined by the Board).
(c)Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of qualifying Award Opportunities and Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to any limitations under the Committee Charter, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder.
(d)Delegation of Authority. The Committee may delegate to one or more officers or managers of the Company or any Subsidiary or Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not cause Award Opportunities and Awards intended to qualify as performance-based compensation under Code Section 162(m) to fail to so qualify, and (ii) will not result in a related-party transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities and Exchange Act, and (iii) is permitted under the applicable provisions of the Delaware General Corporation Law.
(e)Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a Subsidiary or Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a Subsidiary or Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law and the Company’s By-Laws, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Eligibility and Per-Person Limits. Employees of the Company or any Subsidiary or Affiliate who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan in a specified Performance Year. The maximum Award Opportunity of any individual Participant who is the Chief Executive Officer of the Company during any part of a Performance Year shall be twenty percent (20%) of the Award Pool for that Performance Year, and for any other individual Participant shall be fifteen percent (15%) of the Award Pool for that Performance Year, provided that the aggregate of all Award Opportunities under this Plan for any Performance Year may not exceed one-hundred percent (100%) of the Award Pool.
5.Designation and Earning of Award Opportunities.
(a)Designation of Award Opportunities. The Committee shall select employees to participate in the Plan and designate the Performance Year of such participation. The Committee shall designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Year and any conditions to the earning of such Award Opportunity or portions thereof (in addition to the requirement that Pretax Earnings be achieved in order to fund the Award Pool). Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of common stock or equity awards based on common stock or provide for payment of a cash-denominated Award Opportunity in the form of such shares or equity awards if and to the extent that the shares or equity awards are available under the Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (or a successor thereto) and authorized for use hereunder in accordance with applicable requirements of such other plan. Except for shares drawn from such other plan, no shares of common stock are specifically reserved for issuance under this Plan.
(b)Award Opportunities of Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated as a Covered Employee by the Committee should qualify as performance based compensation for purposes of Code Section 162(m), the Committee will specify the Performance Year and the Participant’s Award Opportunity no later than the date which is the earlier of (i) ninety (90) days after the beginning of the applicable Performance Year or (ii) the time twenty-five percent (25%) of such Performance Year has elapsed (as scheduled in good faith at the time the Award Opportunity is established), and in any event provided that the outcome is substantially uncertain at the time the Award Opportunity is established. Any settlement or other event which would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as performance-based compensation for purposes of Code Section 162(m).
(c)Additional Participants and Award Opportunity Designations During a Performance Year. At any time during a Performance Year, the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Year and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) for such Performance Year or a different Performance Year. In determining the amount of the Award Opportunity for such Participant under this Section 5(c), the Committee, in its sole and absolute discretion, may take into account the portion of the Performance Year already elapsed, the performance achieved during such elapsed portion of the Performance Year, and such other considerations as the Committee may deem relevant.
(d)Determination of Award. During the year following the Performance Year, within a reasonable time after the end of each Performance Year and financial results for the Performance Year have become available (but not later than March 15th for any portion of an Award for which the substantial risk of forfeiture lapsed during the Performance Year), the Committee will determine the extent to which the Award Pool is funded and Award Opportunities for the Performance Year have been earned, and the Award for each Participant for such Performance Year. The Committee may, in its sole and absolute discretion, increase or reduce the amount of an Award or cancel an Award, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award that is intended to qualify as performance-based compensation for purposes of Code Section 162(m) if such increase would cause the amount payable under the related Award Opportunity to exceed the amount actually earned based on Pretax Earnings performance. Unless otherwise specifically determined by the Committee (or as otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the Award shall be deemed earned and vested only at the time, and to the extent, that the Committee makes the determination pursuant to this Section 5(d) and only with respect to a Participant who remains employed by the Company or a Subsidiary or Affiliate at the time of the determination, and no Participant has a legal right to receive an Award until such determination has been made.
(e)Written Determinations. Determinations by the Committee under this Section 5, including Award Opportunities, the level of Pretax Earnings for the Performance Year and the resulting funding of the Award Pool, and the amount of any Award earned shall be recorded in writing. With regard to Awards intended to qualify as performance-based compensation under Code Section 162(m), the Committee will certify, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the Award (and any related Award Opportunity) has been earned and other material terms upon which earning of the Award was conditioned have been satisfied.
(f)Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a Change in Control, Separation from Service or other event prior to the end of a Performance Year or settlement of an Award, taking into account the requirements of section 162(m) of the Code, if applicable.
(g)Adjustments. The Committee, in its sole and absolute discretion, is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities in recognition of unusual or nonrecurring events, including acquisitions and dispositions of businesses and assets, affecting the Company and any Subsidiary, Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would affect the definition of “Pretax Earnings” so as to increase the amount thereof; (ii) would cause an Award Opportunity or Award under Section 5(b) intended to qualify as performance-based compensation under Code Section 162(m)

and regulations thereunder to fail to so qualify, or (iii) would cause the Committee to be deemed to have authority to change the targets, within the meaning Code Section 162(m), with respect to Award Opportunities intended to qualify as performance-based compensation under Code Section 162(m).
6.Settlement of Awards.
(a)Current and Deferred Portions. The Committee may require or may permit a Participant to elect to defer payment of a percentage (not less than twenty-five percent (25%)) of an Award (the “Deferred Portion”). Any Award or portion of an Award which the Committee does not require to be deferred, and the Participant does not validly elect to defer, shall be paid in accordance with Section 6(b) (the “Current Portion”). Any Deferred Portion, and any rights of a Participant to elect deferral, shall be subject to the terms and conditions stated in Section 7(f) and in any Plan Regulations.
(b)Settlement of Award. Any Current Portion of an Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 5(e) hereof. The Current Portion of any Award shall be paid no later than March 15th of the year following the end of the Performance Year to which the Award relates, except that, in the case of any Award or portion thereof subject to a substantial risk of forfeiture extending into that following year, the Current Portion may be paid at any time during such following year.
(c)Tax Withholding. The Company and its Subsidiaries and Affiliates shall deduct from any payment in settlement of a Participant’s Award or from any other payment to the Participant, including wages, any Federal, state, or local withholding or other tax or charge which is then required to be deducted under applicable law with respect to the Award. If any Award is to be settled by delivery of common stock, the Company may, at its election, withhold shares to cover such withholding taxes. Participants may elect to have the deduction of taxes cover the amount of any applicable tax payable by the Participant in excess of the mandatory withholding tax, with such incremental tax determined on the basis of the highest marginal tax rate applicable to such Participant, except that if shares of common stock are to be withheld, such shares may be withheld only to the extent of the mandatory withholding taxes.
(d)Non-Transferability. An Award Opportunity, any resulting Award, including any Deferred Portion, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or a Subsidiary or Affiliate, except that a Participant may designate a Beneficiary pursuant to the provisions of Section 8.
7.Deferral of Payments. The Deferred Portion of an Award shall be subject to the following, provided, however, that certain provisions of Section 7(f) apply also to the Current Portion of an Award:
(a)Deferral Accounts. The Company will establish and maintain a Deferral Account in the name of each Participant whose payment of all or a portion of an Award had been deferred in accordance with Section 6(a). The Deferred Portion of an Award shall be credited to the Deferral Account as of the date that the underlying Award would otherwise have been paid if such payment had not been deferred.
(b)Notional Investment Funds. At such time as may be specified by the Committee, the Participant shall determine, subject to the approval of the Committee, the portion of his or her Deferred Portion that is to be valued by reference to the Performance Incentive Fixed Income Fund (the “Fixed Income Fund”), the portion that is to be valued by reference to the Performance Incentive Company Stock Fund (the “Stock Fund”) and the portion that shall be valued by reference to any other fund(s) (collectively, the “Funds”) which may be established by the Committee for this purpose. The Committee may from time to time determine whether the Fund(s) used to value the Deferral Account of any Participant may be changed from the Fund(s) currently used to any other Fund established for use under this Plan, subject to Section 7(f).
(c)Payments in Settlement of Deferred Portions. Unless otherwise determined by the Committee, and subject to Section 7(f), payments of a Participant’s Deferred Portions shall be made as follows: Payment of the total value of a Participant’s Deferral Account shall be made to the Participant or, in case of the death of the Participant prior to the commencement of payments of the Deferral Account, to the Participant’s Beneficiary, in lump sum or in installments (as permitted by the Committee and elected by the Participant in accordance with Section 7(f)) commencing within 30 days after the Participant shall cease, by reason of a Separation from Service, death or otherwise, to be an employee of the Company or an Affiliate or Subsidiary; provided, however, that the Committee, in its sole and absolute discretion may, subject to Section 7(f), require, or permit a Participant to elect, that distribution of the Participant’s Deferral Account be made or commence in connection with any of the payment dates or events permitted under Code Section 409A and set out in Section 7(f)(iii). Certain provisions governing the timing of payment in the event of death are specified in Section 8(a) below. In case of the death of any

Participant after the commencement of installment payments, the then remaining unpaid balance of the Participant’s Deferral Account shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the Beneficiary(ies) of the Participant.
(d)Conduct of Participant Following Separation from Service. If, following the date on which a Participant incurs a Separation from Service, the Participant shall at any time either disclose to unauthorized persons confidential information relative to the business of the Company or otherwise act or conduct themselves in a manner which the Committee shall determine is inimical or contrary to the best interest of the Company, the Company’s obligation to make any further payment with respect to the portion of the Participant’s Deferral Account that is attributable to mandatory deferrals shall forthwith terminate. The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company’s obligation in accordance with the provisions of this Section 7(d) shall be conclusive.
(e)Fund Composition and Valuation. Deferral Accounts under the Plan shall be valued and maintained as follows:
(i)In accordance with the provisions, and subject to the conditions, of the Plan and the Plan Regulations, the Deferral Account established by the Committee shall be valued in reference to the Participants’ notional investments in the Fixed Income Fund, Company Stock Fund, and any other Fund(s) established under the Plan. Deferral Account balances shall be maintained as dollar values, units or share equivalents, as appropriate, based upon the nature of the Fund. Unless otherwise determined by the Committee, for unit or share-based Funds, the number of units or shares credited shall be based upon the established unit or share value as of the last day of the quarter preceding the crediting of the Deferred Portion to the Deferral Account.
(ii)Investment income credited to Participants’ Deferral Account under the Fixed Income Fund shall be determined by the Committee based upon the prevailing rates of return experienced by the Company. The Company shall advise Participants of the current valuations of the Fixed Income Fund as appropriate to facilitate deferral decisions, investment choices and to communicate payout levels. The Company Stock Fund shall consist of units each valued as one share of common stock of the Company (par value $.01).
(iii)Nothing contained in the Fund definitions in Sections 7(e)(i) and (ii) shall require the Company to segregate or earmark any cash, shares, or other property to determine Fund values, maintain Participant Deferral Account levels or for any other purpose.
(iv)The establishment of the Fixed Income Fund and the Company Stock Fund as detailed in Sections 7(e)(i) and (ii) shall not preclude the right of the Committee to direct the establishment of additional investment Funds or to discontinue those Funds. In establishing such Funds, the Committee shall determine the criteria to be used for determining the value of such Funds.
(f)Certain Provisions to Ensure Compliance with Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any Deferred Portion (which term includes earnings thereon), including any authority of the Company and rights of the Participant with respect to the Deferral Account or any Deferred Portion, shall be subject to the following additional terms and conditions:
(i)Deferral Elections. If a Participant is permitted to elect the time or form of payment (lump sum or installments) of a Deferred Portion, the Participant may make such election only by filing a valid written election, on such form as the Committee may require. Such election must be received by the Company not later than the following election deadlines:
(A)General Rule. The election must be received by the Company no later than six (6) months before the end of the applicable Performance Year, provided that (i) the Participant was employed continuously from the later of the first day of the Performance Year or the date on which the Award Opportunity was established through the date of election, (ii) the election must be made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the Performance Year is a full year in length (and not a partial year) and the Award Opportunity was established no later than ninety (90) days after the start of the Performance Year.
(B)Other Cases. In all other cases for which the Committee permits the Participant to elect the time or form of payment of a Deferred Portion, the election must be received by the Company no later than December 31st of the year preceding the Performance Year.

(ii)Required Deferrals. In the event that the Committee determines that the payment of all or a portion of an Award shall be automatically deferred, without providing the Participant with the opportunity to elect the time and form of such payment, the Committee must set forth in writing the time and form of payment of the Deferred Portion no later than the later of (i) the date of grant or (ii) the date by which the Participant would have been required to submit his or her election under Section 7(f)(i) above had the Committee permitted such Participant to make such election.
(iii)Distribution. Except as provided in Section 7(f)(vi) hereof, no Deferred Portion shall be distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following dates or events (or a date related to the occurrence of one of the following dates or events), which must be specified either in a written document governing such Deferred Portion or in the written election submitted by the Participant in respect of such Deferred Portion:
(A)Specified Time. A specified time or a fixed schedule.
(B)Separation from Service. The Participant’s Separation from Service; provided, however, that if the Participant is a Section 409A Specified Employee as of the date of his or her Separation from Service and any of the Company’s stock is publicly traded on an established securities market or otherwise, the Company shall withhold payment of any Deferred Portion that becomes payable to such Section 409A Specified Employee on account of his or her Separation form Service until the first day of the seventh month following such Separation from Service or, if earlier, the date of his or her death. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period.
(C)Death. The death of the Participant.
(D)Disability. The date the Participant incurs a Disability.
(E)Change in Control. The occurrence of a Change in Control.
(iv)Separate Payments. For purposes of Code Section 409A and this Section 7(f), the Current Portion and the Deferred Portion of each Award for each Performance Year, and installments payable as the Deferred Portion, each shall be deemed a “separate payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).
(v)Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the time and/or form of payment of a Deferred Portion after the dates specified in Sections 7(f)(i)(A) and (B) above, subject to the following conditions, which may not be waived by the Committee:
(A)Such election or Committee determination must be in writing and must be made, if at all, no less than twelve (12) months prior to the originally scheduled payment date set out in the applicable Award documents or the Participant’s most recent payment election;
(B)Such election or Committee determination shall not be valid and take effect until at least twelve (12) months after the date on which the election or determination is made; and
(C)Except with respect to an election to receive payment upon Disability, death or an Unforeseeable Emergency, the first scheduled payment must be deferred pursuant to the election for a period of at least five (5) years from the original payment date set out in the applicable Award document or the Participant’s most recent payment election.
(vi)No Acceleration. The distribution of a Deferred Portion may not be accelerated prior to the time specified in accordance with Section 7(f)(iii) hereof, except in the case of one of the following events:
(A)Unforeseeable Emergency. The Committee may permit accelerated payment of a Deferred Portion upon the occurrence of an Unforeseeable Emergency, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election by the Participant to defer payment of all or a portion of an Award that will be earned and vested in whole or part by services performed during the year in which the

Unforeseeable Emergency occurred or is found to continue will be immediately cancelled, as provided in Treasury Regulation Section 1.409A-3(j)(4)(viii).
(B)Domestic Relations Order. The Committee may permit accelerated payment of a Deferred Portion to the extent necessary to comply with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ii).
(C)Conflicts of Interest. The Committee may permit accelerated payment of a Deferred Portion to the extent necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law, as provided in Treasury Regulation Section 1.409A-3(j)(4)(iii)(B).
(D)Payment of Employment Taxes. The Committee may permit accelerated payment of a Deferred Portion to the extent necessary to enable the Participant to satisfy applicable Federal employment tax obligations, as provided in Treasury Regulation Section 1.409A-3(j)(4)(iv).
(E)Other Permitted Accelerations. The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a Deferred Portion upon Change in Control or to terminate the Plan upon or within twelve (12) months after such Change in Control and make distributions to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix), or accelerate payment of any such Deferred Portion in any other circumstance permitted under Treasury Regulation Section 1.409A-3(j)(4).
(vii)    Timing of Distributions. Except as otherwise provided in Section 8(a) with respect to Awards that become payable on account of a Participant’s death, unless the applicable Award document, or written election submitted by the Participant in respect of such Deferred Portion provides a specific date following any of the other permissible payment events set out in Section 7(f)(iii) upon which payment of the Deferred Portion shall be made or commence, such payment shall be made or commence within sixty (60) days after the occurrence of the applicable payment event; provided, however, that where such sixty (60) day period begins and ends in different tax years, the Participant shall have no right to designate the tax year in which payment will be made (other than pursuant to an election that satisfies the requirements of Section 7(f)(v)).
(viii)    Scope and Application of this Provision. For purposes of this provision, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the Deferred Portion prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.
(ix)    Release or Other Separation Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a Separation from Service, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s Separation from Service, which must be returned within the time period required by law and must not be revoked by the Participant within the applicable time period in order for the Participant to satisfy any such condition. In any event, the foregoing requirements must be met before the date on which any payment which is subject to the release is otherwise to be paid or the Participant shall forfeit such payment and have no further rights with respect to thereof. Further and for the avoidance of doubt, if any amount payable during a fixed period following Separation from Service is subject to such a requirement and the fixed period would begin in one tax year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period.
(x)    Limitation on Setoffs. No setoff by the Company to satisfy any obligation of the Participant to the Company is permitted against a Deferral Account except at the time of distribution of such Deferral Account.
(xi)    Special Disability Provision. In case of a Disability of a Participant, for any Deferred Portion the Company shall determine whether there has occurred a Separation from Service based on Participant’s circumstances, in which case such Disability will be treated as a Separation from Service for purposes of determining the time of payment of such Deferred Portion. The Company’s determination hereunder will be made initially within thirty (30) days after the Disability and each March and December thereafter.

8.    Designation of and Payments to Beneficiaries.
(a)    Distributions in the Event of Death. If a Participant has died and then or thereafter a Current or Deferred Portion becomes distributable to the Participant, such payment will be distributed to the Participant’s Beneficiary; provided, however, that an individual or trust will be deemed a Beneficiary only if he, she or it is surviving or in existence on the date of death of the Participant and if the Participant has designated such individual or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living or in existence at the time of Participant’s death, any subsequent payment will be distributable to the person or persons in the first of the following classes of successive preference:
(i)widow or widower, if then living;
(ii)surviving children, equally;
(iii)surviving parents, equally;
(iv)surviving brothers and sisters, equally; and
(v)executors or administrators;
and the term “Beneficiary” as used in the Plan shall include such individuals. In case of the death of a Participant, any Current or Deferred Portion will be made to the estate (or, in the case of installments, commence) within thirty (30) days after the Participant’s death. The representatives of the Participant’s estate shall be obligated to provide to the Company such documentation as the Committee may reasonably require, but in any event distribution hereunder may not be delayed beyond the end of the year in which the specified payment date falls (and the Current Portion must be paid, in any event, no later than March 15 of the calendar year following the year in which the death occurs). If the Participant dies after the commencement of installment payments, the then remaining unpaid balance of Deferred Portions shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the Beneficiary(ies).
(b)    Terms and Conditions Applicable to a Beneficiary. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
9.    Additional Forfeiture Provisions Applicable to Awards. Awards shall be subject to the Company’s policy providing that the Company will, to the extent permitted by governing law, require reimbursement of any bonus paid to executive officers and certain other officers where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) in the Board’s view the Participant engaged in misconduct that caused or partially caused the need for the restatement, and (iii) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will seek to recover the Participant’s entire Award for the relevant period, plus a reasonable rate of interest. Any successor or additional policy in effect at the date an Award is determined shall apply to such Award.
10.    General Provisions.
(a)Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate this Plan, and such action shall not be subject to the approval of the Company’s stockholders or Participants; provided, however, that any amendment to the Plan beyond the scope of the Committee’s authority shall be subject to the approval of the Board; provided further, that any amendment to the Plan shall be subject to stockholder approval if and to the extent required so that Award Opportunities and Awards under Section 5(b) can continue to qualify as performance-based compensation under Code Section 162(m), and provided further, that, without the consent of the Participant, no such action shall materially impair the rights of a Participant with respect to an Award as to which the Committee no longer retains a right to exercise negative discretion to eliminate the payment in settlement of the Award.
(b)Participant Acceptance of Plan and Award Terms. By accepting any Award or other benefit under the Plan, a Participant and each person claiming under or through him or her shall be conclusively deemed to have accepted, ratified and consented to any action taken or made under the Plan by the Company, the Board, BMS, the Committee or any other committee appointed by the Board, and to have agreed to all terms and conditions under the Plan and otherwise specified in connection with such Award.

(c)Code Section 162(m). Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with the applicable requirements of Code Section 162(m) so as to ensure the deductibility by the Company of payments in settlement of Awards to Covered Employees.
(d)Unfunded Status of Participant Rights. Award Opportunities, Awards, Deferral Accounts, Deferred Portions, and related rights of a Participant under the Plan represent unfunded deferred compensation obligations of the Company for purposes of the Employee Retirement Income Security Act of 1974, as amended and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured general creditor of the Company.
(e)Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Company, Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.
(f)No Right to Continued Employment. Neither the Plan, its adoption, its operation, nor any action taken under the Plan shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any Subsidiary or Affiliate, nor shall it interfere in any way with the right and power of the Company or any Subsidiary or Affiliate to dismiss or discharge any employee or take any action that has the effect of terminating any employee’s employment at any time.
(g)Severability. The invalidity of any provision of the Plan or a document hereunder shall not be deemed to render the remainder of this Plan or such document invalid.
(h)Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a Plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the persons who were Participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(h) to the same extent as the Company. Subject to the forgoing, the Company may transfer and assign its rights and obligations hereunder.
(i)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be determined in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles.
(j)Effective Date of Plan; Termination of Plan. The Plan, as amended and restated, is effective as of January 1, 2011. The Plan will terminate at such time as may be determined by the Board.